Exhibit 10.3
AMENDMENT TO
DANIEL L. URNESS STOCK OPTION DATED JULY 10, 2018

This Amendment is made to that certain Stock Option Agreement dated as of July 10, 2018 (the “Option”) between Cavco Industries, Inc. (the “Company”) and Daniel L. Urness (the “Optionee”) as is effective as of April 15, 2019 (the “Effective Date”).

Pursuant to the authority reserved to the Compensation Committee of the Board in Section 4 of the 2005 Stock Incentive Plan (the “Plan”) to modify the terms of an option, including as to vesting, the Option is amended to add at the end of the first paragraph the following:

Notwithstanding the foregoing, for the period from the Grant Date to November 8, 2018, continuous employment for vesting shall include any employment of the Optionee with the Company, it being the intent that the Optionee’s employment in a lower position with a subsidiary of the Company shall be counted as continuous service in determining the vested percentage of the shares subject to the Option thereafter.

Except as provided above, the Option shall be and remain in full force and effect in accordance with the terms thereof.

This Amendment is executed on behalf of the Company by the undersigned, who has been duly authorized by the Compensation Committee.

CAVCO INDUSTRIES, INC.

By: /s/ Steven G. Bunger
Steven G. Bunger
Its: Chairman, Board of Directors

Receipt of this Amendment by the Optionee is hereby acknowledged.

/s/ Daniel L. Urness
Daniel L. Urness